Exhibit 4.11

CERTIFICATE OF AMENDMENT

of the

RESTATED CERTIFICATE OF INCORPORATION

of

ORCHID BIOSCIENCES, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Orchid BioSciences, Inc. (the “Corporation”)

SECOND:	The Certificate of Incorporation of the Corporation was filed on March 8, 1995. The original name of the Corporation was Sarnoff Sub Eight, Inc. A Restated Certificate of Incorporation of the Corporation was filed on May 10, 2000, and was amended by the Certificate of Amendment filed on June 12, 2001, the Certificate of Designation filed on August 1, 2001, the Certificate of Amendment filed on June 17, 2002 and the Certificate of Designation filed on March 31, 2003, and is hereby amended to change the name of the Corporation to Orchid Cellmark Inc. by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation is Orchid Cellmark Inc. (the “Corporation”).”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware, which is to be made effective as of 5:00 p.m. on June 15, 2005.

EXECUTED	this 8th day of June, 2005.

/s/ Warren T. Meltzer
Name:	Warren T. Meltzer
Title:	Vice President-Legal Affairs and General Counsel